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                                                                    Exhibit 99.1
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                                                               [LOGO]
                                                     Contact: Bryan M. DeCordova
NEWS RELEASE                                         Executive Vice President-
FOR IMMEDIATE RELEASE                                Chief Financial Officer
---------------------                                (972) 409-1581

                                                     Christopher J. Holland
                                                     Vice President-Finance
                                                     (972) 409-1667


                    MICHAELS STORES, INC. SETTLES LITIGATION

IRVING, Texas, February 1 - Michaels Stores, Inc. (NYSE: MIK) announced today that its subsidiary, Aaron Brothers, Inc., has reached a tentative agreement to settle a lawsuit pending in the state of California, COLLINS V. AARON BROTHERS, INC., previously disclosed in the Company's periodic filings with the SEC. The settlement is still subject to final documentation and court approval. While the terms of the settlement were not disclosed, the Company will take a $5.0 million pre-tax charge, or approximately $0.04 after tax per diluted share, to its fourth quarter diluted earnings per share associated with the settlement.

    The Company plans to release its January 2002 and Fiscal Year 2001 sales results on Thursday, February 7th, 2002 and will host a conference call at 7:00 a.m. CST on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at WWW.MICHAELS.COM. To listen to the call live, please go to the web site at least fifteen minutes early to register and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Thursday, February 14th. Replay may be accessed at WWW.MICHAELS.COM or by phone at 973-633-6740, PIN 2943308.

    Michaels Stores, Inc. (WWW.MICHAELS.COM) is the world's largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 695 Michaels stores in 48 states and Canada, 139 Aaron Brothers stores, located primarily on the West Coast, and 1 wholesale operation located in Dallas, Texas.

CERTAIN STATEMENTS CONTAINED HEREIN WHICH ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, CUSTOMER DEMAND AND TRENDS IN THE ARTS AND CRAFTS INDUSTRY, RELATED INVENTORY RISKS DUE TO SHIFTS IN CUSTOMER DEMAND, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITORS' LOCATIONS OR PRICING, THE AVAILABILITY OF ACCEPTABLE LOCATIONS FOR NEW STORES, DIFFICULTIES WITH RESPECT TO NEW INFORMATION SYSTEM TECHNOLOGIES, SUPPLY CONSTRAINTS OR DIFFICULTIES, THE RESULTS OF FINANCING EFFORTS, THE EFFECTIVENESS OF ADVERTISING STRATEGIES AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

This press release is also available to First Call subscribers and on the Michaels Stores, Inc. web site (WWW.MICHAELS.COM).

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8000 BENT BRANCH DRIVE - IRVING, TEXAS 75063
972/409-1300